DISTRIBUTION AGREEMENT

AGREEMENT made as of October 18, 2006 between Capital One Funds (the “Company”), having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS Fund Services Limited Partnership (“Distributor”), having an office at 100 Summer Street, Boston, Massachusetts 02110. This Agreement will become effective as of the date that the Funds, as defined below, are converted to Distributor’s service platform, which date is expected to be November 11, 2006 unless otherwise mutually agreed by the parties.

WHEREAS, the Company is an open-end management investment company, organized as a business trust and registered with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, it is intended that Distributor act as the distributor of the shares of beneficial interest (“Shares”) of each series of the Company, as listed on Schedule A, and such series as are hereafter created (all of the foregoing series individually referred to herein as a “Fund” and collectively as the “Funds”).

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.	Services as Distributor.

1.1 Distributor will act as agent of Company on behalf of each Fund for the distribution of the Shares covered by the registration statement of Company then in effect under the Securities Act of 1933, as amended (the “Securities Act”) and the 1940 Act, As used in this Agreement, the term “registration statement” shall mean the registration statement of the Company and any amendments thereto, then in effect, including Parts A (the Prospectus), B (the Statement of Additional Information) and C of each registration statement, as filed on Form N-1A, or any successor thereto, with the Commission, together with any amendments thereto. The term “Prospectus” shall mean the then-current form of Prospectus and Statement of Additional Information used by the Funds, in accordance with the rules of the Commission, for delivery to shareholders and prospective shareholders after the effective dates of the above-referenced registration statements, together with any amendments and supplements thereto.

1.2 Consistent with the understanding between the Funds and the Distributor, Distributor may solicit orders for the sale of the Shares and may undertake such advertising and promotion as it believes reasonable in connection with such solicitation. The Company understands that Distributor is now and may in the future be the distributor of the shares of many other investment companies or series, including investment companies having investment objectives similar to those of the Company. The Company further understands that shareholders and potential shareholders of the Company may invest in shares of such other investment companies. The Company agrees that Distributor’s duties to other investment companies shall not be deemed in conflict with its duties to the Company under this Section 1.2.

1.3 Consistent with the understanding between the Funds and the Distributor, and subject to the last sentence of this Section 1.3, Distributor may engage in such activities as it deems appropriate in connection with the promotion and sale of the Shares, which may include advertising, compensation of underwriters, dealers and sales personnel, the printing and mailing of Prospectuses to prospective shareholders other than current shareholders, and the printing and mailing of sales literature. Distributor may enter into dealer agreements and other selling agreements with broker-dealers and other intermediaries; provided, however, that Distributor shall have no obligation to make any payments to any third parties, whether as finder’s fees, compensation or otherwise, unless (i) Distributor has received a corresponding payment from the applicable Fund’s Distribution Plan (as defined in Section 2 of this Agreement), the Fund’s investment adviser (the “Adviser”) or from another source as may be permitted by applicable law, and (ii) such corresponding payment has been approved by the Company’s Board of Trustees (the “Board”).

1.4 In its capacity as distributor of the Shares, all activities of the Distributor and its partners, agents, and employees shall comply with all applicable laws, rules and regulations, including, without limitation, the 1940 Act, all applicable rules and regulations promulgated by the Commission thereunder, and all applicable rules and regulations adopted by any securities association registered under the Securities Exchange Act of 1934.

1.5 The Funds reserve the right to reject any request to purchase or exchange Shares. Whenever in their judgment such action is warranted, the Company’s officers may upon reasonable notice instruct the Distributor to decline to accept any orders for or make any sales of the Shares until such time as those officers deem it advisable to accept such orders and to make such sales.

1.6 The Company, or at the direction of the Company the administrator, agrees to inform the Distributor from time to time of the states in which the Funds have registered or otherwise qualified shares for sale, and the Company agrees at its own expense to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as the Distributor may designate.

1.7 The Company shall furnish from time to time, for use in connection with the sale of the Shares, such supplemental information with respect to the Funds and the Shares as Distributor may reasonably request; and the Company warrants that the statements contained in any such supplemental information will fairly show or represent what they purport to show or represent. The Company shall also furnish Distributor upon request with: (a) unaudited semi-annual statements of the Funds’ books and accounts prepared by the Company, (b) daily access to an itemized list of the securities in the Funds, (c) monthly balance sheets as soon as practicable after the end of each month, and (d) from time to time such additional information regarding the financial condition of the Funds as the Distributor may reasonably request.

1.8 The Company represents and warrants to Distributor that all registration statements, and each Prospectus, filed by the Company with the Commission under the Securities Act and the 1940 Act shall be prepared in conformity with requirements of said Acts and rules and regulations of the Commission thereunder. The registration statement and Prospectus shall contain all statements required to be stated therein in conformity with said Acts and the rules and regulations of the Commission thereunder, and all statements of fact contained in any such registration statement and Prospectus are true and correct in all material respects. Furthermore, neither any registration statement nor any Prospectus includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of the Shares. The foregoing representations and warranties shall continue throughout the term of this Agreement and be deemed to be of a continuing nature, applicable to all Shares distributed hereunder. The Company may, but shall not be obligated to, propose from time to time such amendment or amendments to any registration statement and such supplement or supplements to any Prospectus as, in the light of future developments, may, in the opinion of the Company’s counsel, be necessary or advisable. If the Company shall not propose any amendment or amendments and/or supplement or supplements within 15 days after receipt by the Company of a written request from Distributor to do so, Distributor may, at its option, terminate this Agreement. In such case, the Distributor will be held harmless from, and indemnified by Company for, any liability or loss resulting from the failure to implement such amendment. The Company shall not file any amendment to any registration statement or supplement to any Prospectus without giving Distributor reasonable notice thereof in advance; provided, however, that nothing contained in this Agreement shall in any way limit the Company’s right to file at any time such amendments to any registration statement and/or supplements to any Prospectus, of whatever character, as the Company may deem advisable, such right being in all respects absolute and unconditional.

1.9 The Company authorizes the Distributor and dealers to use any Prospectus in the form furnished by the Company from time to time in connection with the sale of the Shares.

1.10 The Distributor may utilize agents in its performance of its services and, with prior notice to the Company, appoint in writing other parties qualified to perform specific administration services reasonably acceptable to the Company (individually, a “Sub-Agent”) to carry out some or all of its responsibilities under this Agreement; provided, however, that a Sub-Agent shall be the agent of the Distributor and not the agent of the Company, and that the Distributor shall be fully responsible for the acts of such Sub-Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of a Sub-Agent.

1.11 The Distributor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, lack of good faith or gross negligence on the Distributor’s part in the performance of its duties, from reckless disregard by the Distributor of its obligations and duties under this Agreement, or from the Distributor’s failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder. The Company agrees to indemnify, defend and hold harmless the Distributor, its officers, partners, employees, and any person who controls the Distributor within the meaning of Section 15 of the Securities Act (collectively, “Distributor Indemnitees”), from and against any and all claims, demands, liabilities and reasonable expenses (including the reasonable cost of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) (collectively, “Claims”) which the Distributor Indemnitees may incur under the Securities Act or under common law or otherwise (a) as the result of the Distributor acting as distributor of the Funds and entering into selling agreements, participation agreements, shareholder servicing agreements or similar agreements with financial intermediaries on behalf of the Company; (b) arising out of or based upon (i) any untrue statement, or alleged untrue statement, of a material fact contained in any registration statement or any Prospectus, (ii) any omission, or alleged omission, to state a material fact required to be stated in any registration statement or any Prospectus or necessary to make the statements therein not misleading, or (iii) any untrue statement, or alleged untrue statement, of a material fact in any Company-produced advertisement or sales literature, or any omission, or alleged omission, to state a material fact required to be stated therein to make the statements therein not misleading, in either case notwithstanding the exercise of reasonable care in the preparation or review thereof by the Distributor; or (c) arising out of or based upon the electronic processing of orders over the internet at the Company’s request; provided, however, that the Company’s agreement to indemnify the Distributor Indemnitees pursuant to this Section 1.11 shall not be construed to cover any Claims (A) pursuant to subsection (b) above to the extent such untrue statement, alleged untrue statement, omission, or alleged omission, was furnished in writing, or omitted from the relevant writing furnished, as the case may be, to the Company by the Distributor for use in the registration statement or in corresponding statements made in the Prospectus, advertisement or sales literature; or (B) arising out of or based upon the willful misfeasance, lack of good faith or gross negligence of the Distributor in the performance of its duties or the Distributor’s reckless disregard of its obligations and duties under this Agreement; or (C) arising out of or based upon the Distributor’s failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder.

In the event of a Claim for which the Distributor Indemnitees may be entitled to indemnification hereunder, the Distributor shall provide the Company with written notice of the Claim, identifying the persons against whom such Claim is brought, promptly following receipt of service of the summons or other first legal process, and in any event within 10 days of such receipt; provided, however, that the failure to provide notice within such period shall not affect the Company’s indemnity obligations under this Agreement, except to the extent the Company is materially prejudiced by such failure. The Company will be entitled to assume the defense of any suit brought to enforce any such Claim if such defense shall be conducted by counsel of good standing chosen by the Company and approved by the Distributor, which approval shall not be unreasonably withheld. In the event the Company elects to assume the defense of any such suit and retain counsel approved by the Distributor, the Distributor Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by any of them, but in any case where the Company does not elect to assume the defense of any such suit, the

Company will reimburse the Distributor Indemnitees named as defendants in such suit, for the reasonable fees and expenses of any counsel retained by them to the extent any such suit is related to a Claim covered under this Section 1.11. The Company’s indemnification agreement contained in this Section 1.11 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitees, and shall survive the delivery of any Shares.

1.12 The Distributor agrees to indemnify, defend and hold harmless the Company, its officers, partners, managers, directors, employees, and any person who controls the Company within the meaning of Section 15 of the Securities Act (collectively, “Company Indemnitees”), from and against any and all Claims which the Company Indemnitees may incur under the Securities Act or under common law or otherwise, arising out of or based upon (a) any untrue statement, or alleged untrue statement, of a material fact contained in any registration statement, Prospectus, or Company-related advertisement or sales literature, or upon any omission, or alleged omission, to state a material fact in such materials that would be necessary to make the information therein not misleading, which untrue statement, alleged untrue statement, omission, or alleged omission, was furnished in writing, or omitted from the relevant writing furnished, as the case may be, to the Company by the Distributor for use in the registration statement or in corresponding statements made in the Prospectus, or advertisement or sales literature; (b) the willful misfeasance, lack of good faith or gross negligence of the Distributor in the performance of its duties, or the Distributor’s reckless disregard of its obligations and duties under this Agreement, (c) the Distributor’s failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder (other than in respect of Company-produced advertisements or sales literature that fails to comply with applicable laws notwithstanding the exercise of reasonable care in the preparation and review thereof by the Distributor) or (d) any unauthorized disclosure or release by Distributor of the Company’s non-public customer information.

In the event of a Claim for which the Company Indemnitees may be entitled to indemnification hereunder, the Company shall provide the Distributor with written notice of the Claim, identifying the persons against whom such Claim is brought, promptly following receipt of service of the summons or other first legal process, and in any event within ten (10) days of such receipt; provided, however, that the failure to provide notice within such period shall not affect Distributor’s indemnity obligations under this Agreement, except to the extent the Distributor is materially prejudiced by such failure. The Distributor will be entitled to assume the defense of any suit brought to enforce any such Claim if such defense shall be conducted by counsel of good standing chosen by the Distributor and approved by the Company, which approval shall not be unreasonably withheld. In the event the Distributor elects to assume the defense of any such suit and retain counsel of good standing so approved by the Company, the Company Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by any of them, but in any case where the Distributor does not elect to assume the defense of any such suit the Distributor will reimburse the Company Indemnitees named as defendants in such suit, for the reasonable fees and expenses of any counsel retained by them to the extent related to a Claim covered under this Section 1.12. The Distributor’s indemnification agreement contained in this Section 1.12 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Company 1ndernnitees, and shall survive the delivery of any Shares.

1.13 No Shares shall be offered by either the Distributor or the Company under any of the provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Company if and so long as the effectiveness of the registration statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the Securities Act or if and so long as a current Prospectus as required by Section 10(b)(2) of said Securities Act is not on file with the Commission; provided, however, that: (a) the Distributor will not be obligated to cease offering shares until it has received from the Company written notice of such events, and (b) nothing contained in this Section 1.13 shall in any way restrict or have an application to or bearing upon the Company’s obligation to repurchase Shares from any shareholder in accordance with the provisions of the Company’s Prospectus, Agreement and Declaration of Trust, or Bylaws.

1.14 The Company agrees to advise the Distributor as soon as reasonably practical by a notice in writing delivered to the Distributor:

(a)	of any request by the Commission for amendments to the registration statement or Prospectus then in effect or for additional information;

(b)	in the event of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or Prospectus then in effect or the initiation by service of process on the Company of any proceeding for that purpose;

(c)	of the happening of any event that makes untrue any statement of a material fact made in the registration statement or Prospectus then in effect or which requires the making of a change in such registration statement or Prospectus in order to make the statements therein not misleading; and

(d)	of any action of the Commission with respect to any amendment to any registration statement or Prospectus which may from time to time be filed with the Commission, which could reasonably be expected to have a material negative impact upon the offering of Shares.

For purposes of this section, informal requests by or acts of the Staff of the Commission shall not be deemed actions of or requests by the Commission unless they would reasonably be expected to have a material negative impact upon the offering of Shares.

2.	Fees.

Attached as Schedule B to this Agreement are all plans of distribution under Rule 12b-1 under the 1940 Act approved by the Funds and in effect (collectively, the “Distribution Plan”). The Funds will deliver to Distributor promptly after any changes thereto updated copies of the Distribution Plan. For its services under this Agreement, the Distributor shall be compensated as set forth on Schedules C and D to this Agreement. It is contemplated by the Distributor that the Adviser shall pay all such compensation to the Distributor pursuant to a separate agreement between the Adviser and the Distributor.

3.	Sale and Payment.

3.1 Shares of a Fund may be subject to a sales load and may be subject to the imposition of a distribution fee pursuant to the Distribution Plan referred to above. To the extent that Shares of a Fund are sold at an offering price which includes a sales load or subject to a contingent deferred sales load with respect to certain redemptions (either within a single class of Shares or pursuant to two or more classes of Shares), such Shares shall hereinafter be referred to collectively as “Load Shares” (and in the case of Shares that are sold with a front-end sales load, “Front-end Load Shares”, or Shares that are sold subject to a contingent deferred sales load, “CDSL Shares”). Funds that issue Front-End Load Shares shall hereinafter be referred to collectively as “Front-End Load Funds.” Funds that issue CDSL Shares shall hereinafter be referred to collectively as “CDSL Funds.” Front-end Load Funds and CDSL Funds may individually or collectively be referred as “Load Funds.” Under this Agreement, the following provisions shall apply with respect to the sale of, and payment for, Load Shares.

3.2 The Distributor shall have the right to offer Load Shares at their net asset value and to sell such Load Shares to the public against orders therefore at the applicable public offering price, as defined in Section 4 hereof. The Distributor shall also have the right to sell Load Shares to dealers against orders therefore at the public offering price less a concession determined by the Distributor, which concession shall not exceed the amount of the sales charge or underwriting discount, if any, referred to in Section 4 below.

3.3 Prior to the time of delivery of any Load Shares by a Load Fund to, or on the order of, the Distributor, the Distributor shall pay or cause to be paid to the Load Fund or to its order an amount in New York cleared funds equal to the applicable net asset value of such Shares. The Distributor may retain so much of any sales charge or underwriting discount as is not allowed by the Distributor as a concession to dealers.

4.	Public Offering Price.

The public offering price of a Load Share shall be the net asset value of such Load Share next determined, plus any applicable sales charge, all as set forth in the current Prospectus of the Load Fund. The net asset value of Load Shares shall be determined in accordance with the then-current Prospectus of the Load Fund.

5.	Issuance of Shares.

The Company reserves the right to issue, transfer or sell Load Shares at net asset values (a) in connection with the merger or consolidation of the Company or the Load Fund(s) with any other investment company or the acquisition by the Company or the Load Fund(s) of all or substantially all of the assets or of the outstanding Shares of any other investment company; (b) in connection with a pro rata distribution directly to the holders of Shares in the nature of a stock dividend or split; (c) upon the exercise of subscription rights granted to the holders of Shares on a pro rata basis; (d) in connection with the issuance of Load Shares pursuant to any exchange and reinvestment privileges described in any then-current Prospectus of the Load Fund; and (e) otherwise in accordance with any then-current Prospectus of the Load Fund.

6.	Term, Duration, and Termination.

This Agreement shall become effective with respect to each Fund as of the date first written above (the “Effective Date”) (or, if a particular Fund is not in existence on such date, on the earlier of the date an amendment to Schedule A to this Agreement relating to that Fund is executed or the Distributor begins providing services under this Agreement with respect to such Fund) and, unless sooner terminated as provided herein, shall continue for a two year period following the Effective Date. Thereafter, if not terminated, this Agreement shall continue with respect to a particular Fund automatically for successive one-year terms, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Company’s Board who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting for the purpose of voting on such approval and (b) by the vote of the Company’s Board or the vote of a majority of the outstanding voting securities of such Fund. This Agreement is terminable without penalty with 60 days’ prior written notice, by the Company’s Board, by vote of a majority of the outstanding voting securities of the Company, or by the Distributor. This Agreement will also terminate automatically in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the same meaning as ascribed to such terms in the 1940 Act.)

7.	Privacy.

Nonpublic personal financial information relating to consumers or customers of the Funds provided by, or at the direction of, the Company to the Distributor, or collected or retained by the Distributor to perform its duties as distributor, shall be considered confidential information. The Distributor shall not disclose or otherwise use any nonpublic personal financial information relating to present or former shareholders of the Funds other than for the purposes for which that information was disclosed to the Distributor, including use under an exception in Rules 13, 14 or 15 of Securities and Exchange Commission Regulation S-P in the ordinary course of business to carry out those purposes. The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Funds. Distributor agrees to promptly notify the Company in the event of an unauthorized release or disclosure by Distributor of the Company’s nonpublic customer information. The Company represents to the Distributor that it has adopted a Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide the Distributor with a copy of that statement annually.

8,	Anti-Money Laundering Compliance.

8.1 Each of Distributor and the Company acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects. The Distributor shall also provide written notice to each person or entity with which it entered an agreement prior to the date hereof with respect to sale of the Company’s Shares, such notice informing such person of anti-money laundering compliance obligations applicable to financial institutions under applicable laws and, consequently, under applicable contractual provisions requiring compliance with laws.

8.2 The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the Distributor with any dealer that is authorized to effect transactions in Shares of the Company,

8.3 Each of Distributor and the Company agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”). Distributor undertakes that it will grant to the Company, the Company’s anti-money laundering compliance officer and regulatory agencies, reasonable access to copies of Distributor’s AML Operations, books and records pertaining to the Company only. It is expressly understood and agreed that the Company and the Company’s compliance officer shall have no access to any of Distributor’s AML Operations, books or records pertaining to other clients of Distributor.

9.	Notices.

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Company, to it at Drinker Biddle, One Logan Square, 18th and Cherry Streets, Philadelphia, PA 19103-6996, Attn: Michael P. Malloy, with copies to: 313 Carondelet St., Suite 721, New Orleans, LA 70130, Attn: Donald Lee, and to Dickstein Shapiro LLP, 1825 Eye Street NW, Washington, D.C. 20006, Attn: Matthew G. Maloney; and if to Distributor, to it at 100 Summer Street, Boston, Massachusetts 02110, Attn: Broker Dealer Chief Compliance Officer, with a copy to BISYS Distribution Services, 3435 Stelzer Road, Columbus, Ohio 43219, attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

10.	Confidentiality.

During the term of this Agreement, the Distributor and the Company may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to the Distributor or the Company which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known without breach of this Agreement, (ii) the information is disclosed to the other party by a third party not under an obligation of confidentiality to the party whose Confidential Information is at issue of which the party receiving the information should reasonably be aware, or (iii) the information is independently developed by a party without reference to the other’s Confidential Information. Each party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party’s Confidential Information other than in connection with its duties and obligations hereunder. Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by any Agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicably and cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure. Distributor agrees to promptly notify company in the event of an unauthorized release or disclosure of its confidential information.

11.	Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act.

I2.	Prior Agreements.

This Agreement constitutes the complete agreement of the parties as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered by this Agreement.

13.	Amendments

No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

14.	Matters Relating to the Company as a Massachusetts Business Trust.

It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Company personally, but shall bind only the trust property of the Company. The execution and delivery of this Agreement have been authorized by the Board, and this

Agreement has been signed and delivered by an authorized officer of the Company, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Company as provided in the Company’s Declaration of Trust.

*         *         *         *         *         *         *

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

CAPITAL ONE FUNDS

By:	/s/ Donald P. Lee
Name:	Donald P. Lee
Title:	Chief Compliance Officer

BISYS FUND SERVICES LIMITED PARTNERSHIP

By:	BISYS Fund Services, Inc. its General Partner

By:	/s/ Fred Naddaff
Name:	Fred Naddaff
Title:	President

SCHEDULE A

FUNDS

Capital One Mid Cap Equity Fund

Capital One Capital Appreciation Fund

Capital One Total Return Bond Fund

Capital One Louisiana Municipal Income Fund

Capital One U.S. Government Income Fund

Capital One Cash Reserve Fund

Capital One U.S. Treasury Money Market Fund

SCHEDULE B

DISTRIBUTION PLAN

Name changed to Hibernia Funds -WI/98

TOWER MUTUAL FUNDS

PLAN

This Plan (“Plan”) is entered into among TOWER MUTUAL FUNDS (the “Trust”), a Massachusetts business trust, on behalf of the portfolios (the “Funds”) of the Trust set forth in Exhibit A hereto, Hibernia National Bank (“Adviser”), a national bank which acts as investment adviser to the Funds, and FEDERATED SECURITIES CORP. (“FSC”), a Pennsylvania corporation which acts as principal distributor of shares of the Funds.

1. The Securities and Exchange Commission adopted Rule 12b-1 under the Investment Company Act of 1940 (“Act”), regulating the circumstances wider which an investment company may bear expenses associated with the distribution of shares (“Shares”). Legal counsel to the Trustees of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Plan or in any related documents to this Plan (“Disinterested Trustees”) has advised that to make payments as contemplated herein, would require the adoption of an appropriate plan pursuant to Rule 12b-1 to avoid the risk that such payments might be held to violate the Act.

2. This Plan is designed to: (a) stimulate broker/dealers (“Brokers”) to sell Shares and to provide administrative support services to the Funds and their shareholders; (b) stimulate other persons and participating financial institutions (“Administrators”) to provide administrative support services to the Funds and their shareholders; and (c) enable the Funds to pay for the costs and expenses of preparing, printing and distributing prospectuses and sales literature (including those sent to shareholders, prospective shareholders, Brokers or Administrators) and the costs of the expenses of the implementation and operation of the Plan. FSC will pay Brokers and Administrators a fee in respect of Shares of the Funds owned from time to time by their clients or customers. The schedules of such fees and the basis upon which such fees will be paid shall be determined from time to time by the Trust’s Board of Trustees.

3. Any such payment made to Brokers will be made by F’SC pursuant to the “Administrative Support and Distributor’s Contract” which is a related document to the Plan. Payments made to Administrators by FSC will be made pursuant to the terms of the “Administrative Support and Distributor’s Contract” which is also a related document to the Plan.

4. FSC has the right (i) to select, in its sole discretion, the Brokers and Administrators to participate in the Plan and (ii) to terminate without cause and in its sole discretion any Dealer Agreement or Rule 12b-1 Agreement.

5. Quarterly in each year that this Plan remains in effect, the Funds’ distributor shall prepare and furnish to the Board of Trustees of the Trust, and the Board of Trustees shall review, a written report of the amounts expended under the Plan and the purposes for which such expenditures were made.

6. This Plan shall become effective with respect to each Fund (i) after approval by majority votes of: (a) the Trust’s Board of Trustees; (b) the Disinterested Trustees of the Trust, cast in person at a meeting called for the purpose of voting on the Plan; and (c) the outstanding voting securities of the particular Mind, as defined in Section 2(a)(42) of the Act and (ii) upon execution of this Plan (or, in the case of a Fund that is added to the Trust following the date of such execution, the date that the Fund is added to Exhibit A hereto).

7. This Plan shall remain in effect with respect to each Fund for one year from the date of its execution pursuant to the provisions of paragraph 6(ii) above and may be continued thereafter if this Plan is approved with respect to each Fund at least annually by a majority of the Trust’s Board of Trustees and a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Plan.

8. All material amendments to this Plan must be approved by a vote of the Board of Trustees of the Trust and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on it.

9. This Plan may not be amended in order to increase materially the costs which the Funds nay bear for distribution pursuant to the Plan without being approved by a majority vote of the outstanding voting securities of the Funds as defined in Section 2(a)(42) of the Act.

10. This Plan may be terminated with respect to a particular Fund, Class or Series at any time by: (a) a majority vote of the Disinterested Trustees; or (b) a vote of a majority of the outstanding voting securities of the particular Fund, Class or Series; or (c) by FSC or Adviser on 60 days’ notice to the particular Fund, Class or Series.

11. While this Plan shall be in effect, the selection and nomination of Disinterested Trustees of the Trust shall be committed to the discretion of the Disinterested Trustees then in office.

12. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Paragraph 10 herein.

13. This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, this Plan has been executed for FSC, Adviser and the Trust and their respective seals affixed by their duly authorized officers hereto this 14th day of October, 1988.

TOWER MUTUAL FUNDS

By:	/s/ J. Christopher Donahue
President

FEDERATED SECURITIES CORP.

By:	/s/ John B. Fisher
Senior Vice President

Amendment No. 5 to

Exhibit A

of the Plan

HIBERNIA. FUNDS

Hibernia Funds consists of the following, effective as of the dates set forth below:

Hibernia Capital Appreciation Fund - Class A Shares*	October 14, 1988

Hibernia Capital Appreciation Fund - Class B Shares	November 28, 1996

Hibernia Cash Reserve Fund - Class A Shares	October 14, 1988

Hibernia Cash Reserve Fund - Class B Shares	March 10, 1998

Hibernia Louisiana Municipal Income Fund - Class A Shares*	October 14, 1988

Hibernia Louisiana Municipal Income Fund - Class B Shares	September 10, 2001

Hibernia Mid-Cap Equity Fund - Class A Shares	March 10, 1998

Hibernia Mid-Cap Equity Fund - Class B Shares	March 10, 1998

Hibernia U.S. Government Income Fund	October 14, 1988

Hibernia Total Return Bond Fund	September 15, 1992

Hibernia U.S. Treasury Money Market Fund	June 1, 1993

*	Bidding shares were redesignated as Class A Shares on September 11, 1996.
**	Existing shares were redesignated as Class A Shares on March 10, 1998.
**[a]	Existing shares were redesignated as Class A Shares on September 10, 2001 Dated: September 10, 2001

Amendment No.1 to

Hibernia Funds Rule I2b-1 Plan

This Amendment No. 1 to Hibernia Funds Rule 12b-1 Plan (the “Amendment”) amends that certain Plan dated October 14, 1988 (the “Plan”) and is made on and as of this 30th day of December, 2002 (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Terms used as defined terms herein which are not otherwise defined shall have the meanings ascribed thereto in the Plan,

2. Amendments To Plan. The Plan is hereby amended as follows:

(a) Edgewood Services, Inc. (“Edgewood”), as the new Distributor of the Funds of the Trust, is hereby made a party to the Plan in replacement of FSC. From and after the Effective date, references in the Plan to FSC shall be replaced by references to Edgewood for all purposes.

(b) Section 3 of the Plan is hereby amended by deleting the words “Administrative Support and Distributor’s Contract” and inserting the words “Distributor’s Contract” in their place.

3. Effective Date. This Amendment shall be and become effective on and as of the date first above-written.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives, intending to be legally bound hereby, as of the day and year first above written.

HIBERNIA FUNDS		EDGEWOOD SERVICES, INC.

By:	/s/ George M. Polatas	By:	/s/ Charles L. Davis. Jr.
Name;	George M. Polatas	Name:	Charles L. Davis, Jr.
Title:	Vice President	Title:	Vice President

Amendment No 2. to

Capital One Funds Rule 12b-1 Plan

The Amendment No, 2 to Capital One Funds Rule 12b-1 Plan (the “Amendment”) amends that certain Plan dated October 14, 1988 and subsequently amended (the “Plan”) and is made on this 18th day of October, 2006, to become effective upon the effective date of the Distribution Agreement between Capital One Funds and BISYS Fund Services Limited Partnership.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Defined Terms. Terms used as defined terms herein which are not otherwise defined shall have the meanings ascribed thereto in the Plan.

2.	Amendment to Plan. The Plan is hereby amended as follows:

BISYS Fund Services Limited Partnership (“BISYS LP”), as the new Distributor of the Funds of the Trust, is hereby made a party to the Plan in replacement of Edgewood. From and after the effective date, references in the Plan to Edgewood shall be replaced by references to BISYS LP for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives, intending to be legally bound hereby, as of the day and year first above written.

Capital One Funds		BISYS Fund Services Limited
Partnership
By: BISYS Fund Services, Inc., its
General Partner

By:	/s/ Richard L. Chauvin, Jr.	By:	/s/ Fred Naddaff
Name:	Richard L. Chauvin, Jr.	Name:	Fred Naddaff
Title:	President and Chief Invesmtent Officer	Title:	President

SCHEDULE C

COMPENSATION OF THE DISTRIBUTOR

1. BASIC DISTRIBUTION SERVICES. For providing the distribution entity and related infrastructure and platform, including requisite registrations and qualifications, premises, personnel, compliance, ordinary fund board meeting preparation, maintenance of selling agreements, clearance of advertising and sales literature with regulators, filing appropriate documentation for advisory representatives to qualify as registered representatives of the Distributor (provided that the Adviser is solely responsible for its representatives’ meeting examination requirements) and their related registrations and fees, ordinary supervisory services, overhead, Financial Research Corporation’s Mutual Fund views on the News and Monitor publications, and return on investment, the Distributor shall receive an annual fee of $60,000, billed monthly.

2. SPECIAL DISTRIBUTION SERVICES. For special distribution services provided with prior written consent of the Fund, including those set forth on Schedule D to this Agreement, such as additional personnel, registrations, marketing services, printing and fulfillment, website services, proprietary distribution expertise for particular circumstances, and any other services in addition to the basic distribution services covered by Paragraph 1 above, the Distributor shall be reimbursed promptly upon invoicing its expenses for such services, including: (a) all costs to support additional personnel; (b) regulatory fees including NASD CRD costs associated with marketing materials; and (c) printing, postage and fulfillment costs, and (d) amounts payable under additional agreements to which Distributor is a party.

3. SPECIAL CONDUIT SITUATIONS. If the Distribution Plan, or any other Fund plans of distribution under Rule 12b-1 that contemplate up front and/or recurring commission and/or service payments to broker dealers, retirement plan administrators or others by the Distributor with respect to back-end loads, level loads, or otherwise, unless expressly agreed otherwise in writing between the parties, all such payments shall be made to the Distributor, which shall act as a conduit for making such payments to such broker-dealers, retirement plan administrators or others.

4. OTHER PAYMENTS BY THE DISTRIBUTOR, If the Distributor is required to make any payments to third parties in respect of distribution, which payments are contemplated by the parties to the distribution agreement or otherwise arise in the ordinary course of business, the Distributor shall be promptly reimbursed for such payments upon invoicing them.

5. FEE ADJUSTMENTS. The fixed fees and other fees expressed as stated dollar amounts in this Schedule C and in this Agreement are subject to annual increases, commencing on the one-year anniversary date of the date of this Agreement, in an amount equal to the percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter,” or a similar index should such index no longer be published, since such one-year anniversary or since the date of the last fee increase, as applicable.

SCHEDULE D

SPECIAL DISTRIBUTION SERVICES AND FEES

Services	Fees

1. Wholesaling Personnel Services

Wholesaling Personnel may be external wholesalers and/or internal wholesalers.

Services include soliciting support of the Funds with selling broker dealers; participating in promotional meetings, presentations, conferences and other and forums; identifying high potential personnel of the Adviser and selling broker dealers; and assisting with mail solicitations and literature fulfillment.

Wholesaling Personnel Services Fees

For each individual constituting the Wholesaling Personnel employed by the Distributor pursuant to this Agreement, the Distributor shall receive annually an amount equal to the sum of:

(i) all compensation paid annually by the Distributor to the employee; plus

(ii) a management oversight fee equal to:

(a)    if one to four Wholesaling Personnel are employed, 30% of the salary compensation and 5% of the bonus or commission compensation, or

(b)    of five or more Wholesaling Personnel are employed, 25% of the salary compensation and 5% of the bonus or commission compensation; plus

(iii) 18% of the total compensation (covering costs of the Distributor’s employee benefits that are provided by the Distributor).

In addition, the Distributor shall be reimbursed for all related costs to support, educate and train and maintain compliance oversight of Wholesaling Personnel and other personnel such as sales management, marketing and performance reporting personnel (including time and expenses, continuing education, seminars, rent, supplies, phone, computers, firm element, license, registration)

Upon any termination of Wholesaling Personnel at the request of the Funds or upon termination of this Agreement by the Funds for any reason other than cause, the Distributor will be reimbursed its severance costs with respect to such terminated Wholesaling Personnel.

2. Marketing and Related Services

Marketing Execution: services include identification and development of appropriate marketing and communications programs, projects and other initiatives; collaboration on initiating, researching, developing, and delivering appropriate sales and marketing materials; and management of marketing and advertising projects.

Performance Reporting: services include creation of templates for monthly fact sheets and quarterly fact sheets; populating templates with performance data obtained from third parties; and coordinating steps needed for final printing and distribution.

Creative Communication and Editorial Services: services include preparing drafts of textual commentary and management discussion and analysis for annual; and semi-annual reports, including portfolio manager interviews; providing creative design and direction; and coordinating production, including typesetting (initial composition and changes to composition), charts and ancillary items.

Production Timing:

•     No timing guarantees can be made for completion of monthly and quarterly fact sheets where any of the information needed to produce the reports is generated by service providers other than the Distributor. However, a basic estimate of turnaround time may be given based upon when the unit receives all necessary data in good order. Under normal conditions, the Performance Reporting unit expects to make proofs ready for review (either printed or electronic PDF format) by the 4th business day after the final piece of data is received. If compliance review is necessary (e.g., when Morningstar ratings data is used) an additional 2 days may be required for review.

•     Printing turnaround (once the factsheets are signed-off by the client) is usually approximately 4-5 calendar days with most jobs shipping by the 5th day.

•     If requested, final electronic PDF files may be generated and e-mailed on the day the job is signed- off on by the client. These PDFs may be distributed and printed as necessary until the final printed pieces arrive.

Marketing and Related Services Fees

Marketing Execution: Quote available upon request.

Performance Reporting

Monthly Reports

Monthly Updating and Typesetting — $850 - $1,000 per sheet per month (for an All-in-One style report)

Initial Design and Setup (1-time charge) — $500 per sheet

Quarterly Reports

Quarterly Updating and Typesetting — $300 - $350 per Fund sheet per Share Class per quarter

Initial Design and Setup per Fund sheet (1-time charge) — $500 per Fund sheet

Annual & Semi-Annual Reports

Coordination:

•     $3,000 Initial Fee (includes Chairman’s Letter and 1st Fund)

•     $500 for each additional Fund

NOTE: The above charges do not include the typesetting, printing, shipping, fulfillment, Edgar filing or quick-turnaround charges that may be incurred from the financial printer. The above fees are for coordinating the project only

Creative Communication and Editorial Services

Quote available upon request.

3. FRC Services

FRC’s program components include:

-Market Analytics Publications

-Advanced Research Publications

-Analyst Support

-SME Direct Access

The Company acknowledges that certain FRC publications may be provided only to parties that have entered into a written agreement or addendum that sets forth the terms of use of such publications and the associated fee. The Company will notify the Distributor whether the Company or the Adviser or both will enter into such an agreement or addendum. The Company acknowledges that if only one of the Company or the Adviser enters into such agreement or addendum, the other party will be prohibited from receiving or using such publications.

FRC Services Fees

Market Analytics Publications: Quote available upon request.

Advanced Research Publications;

•      Topic Briefs

•      FRC Focus (typical cost is approximately $1,500)

White Papers - FRC Vision (typical cost is approximately $2,500)

•      Research Studies (costs vary, however typically range between $3,500 and $12,500)

Analyst Support: Quote available upon request

SME Direct Access: Quote available upon request

•

Expenses Applicable to Special Distribution Services

Except as expressly set forth above, out-of-pocket expenses incurred by Distributor in the performance of its services under this Agreement are not included in the above fees. Such out-of-pocket expenses may include, without limitation:

•	reasonable travel and entertainment costs;

•	expenses incurred by the Distributor in qualifying, registering and maintaining the registration of the Distributor and each individual comprising Wholesaling Personnel as a registered representative of the Distributor under applicable federal and state laws and rules of the NASD, e.g., CRD fees and state fees;

•	Sponsorships, Promotions, Sales Incentives;

•	any and all compensation to be paid to a third party as paying agent for distribution activities (platform fees, finders fees, sub-TA fees, 12b-1 pass thru, commissions, etc.);

•	costs and expenses incurred for telephone service, photocopying and office supplies;

•	advertising costs;

•	costs for printing, paper stock and costs of other materials, electronic transmission, courier, talent utilized in sales materials (e.g. models), design output, photostats, photography, and illustrations

•	packaging, shipping, postage, and photocopies; and

•	taxes that are paid on payable by the Distributor or its affiliates in connection with its services hereunder, other than taxes customarily and actually imposed upon the income that the Distributor receives hereunder.